EX-99.d.2

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

February 27, 2014

Board of Trustees
Voyageur Mutual Funds III
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of Delaware Large Cap Core Fund (the “Fund”), a series of Voyageur Mutual Funds III, the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12 b-1 fees, taxes, interest, short sale and dividend interest expenses, brokerage fees, certain insurance costs, acquired fund fees and expenses, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Nonroutine Expenses”)) in an aggregate amount equal to the amount by which the Fund’s total operating expenses (excluding any Nonroutine Expenses) exceed 0.95% of the Fund’s average daily net assets for the period February 27, 2014 through February 27, 2015. For purposes of this Agreement, Nonroutine Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board of Trustees and the Manager.

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:
	Name:	Philip N. Russo
	Title:	Executive Vice President & Chief Administrative Officer

Your signature below acknowledges acceptance of this Agreement:

Voyageur Mutual Funds III

By:
	Name:	Patrick P. Coyne
	Title:	President & Chief Executive Officer
	Date:	February 27, 2014